TeleCommunication Systems Reports Fourth Quarter and Full Year 2014 Results

ANNAPOLIS, Md., Feb. 5, 2015 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the fourth quarter and fiscal year ended December 31, 2014.

Summary of Fourth Quarter 2014 Results

  Revenue was $93.3 million, up 19% from the fourth quarter of 2013.
  Adjusted EBITDA of $9.9 million (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was up 14% from $8.8 million in the year-ago quarter; this was the company's third consecutive quarter of EBITDA improvement. (See discussion of the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $3.6 million or $0.06 per diluted share, an improvement of $2.3 million or $0.04 from the fourth quarter of 2013's $1.3 million and $0.02 per diluted share.
  GAAP net loss per diluted share was $(0.01) compared to $(0.95) in the year-ago quarter. GAAP net loss for Q4 2013 included a $32 million pre-tax, non-cash impairment charge to write down the Platforms and Applications reporting unit's goodwill and other intangibles, and $21.2 million non-cash income tax charge to establish a valuation allowance on deferred tax assets.

Fourth Quarter 2014 Operational Highlights

  Awarded a $16.4 million contract by the state of South Dakota to provide and operate the state's Next Generation 9-1-1 (NG9-1-1) system for the next five years.
  Partnered with CDIs' L.R. Kimball, a leader in state/local government professional services, for advanced cyber security services.  The partnership initiated its first customer engagement in October with network security analysis for a Midwest state-university system.
  Introduced VirtuMedix™, a highly secure, virtual collaboration platform designed for remote consultation of health care providers and patients. Wake Emergency Physicians, PA (WEPPA), a North Carolina-based independent emergency medicine group, was the first to deploy the platform for its 136 emergency specialists who treat nearly 300,000 patients annually.
  Added 13 U.S. patents advancing public safety, location-based services, messaging, GIS/mapping and secure communications.

Summary of Full Year 2014 Results versus 2013

  Revenue was $359.9 million, about flat to 2013 on different mix.
  Adjusted EBITDA was $36.4 million, up from $36 million in 2013.
  Adjusted net income was $0.20 per diluted share, up from $0.09 per diluted share in 2013.
  GAAP net loss was $(0.03) per diluted share compared to $(1.00) per diluted share in 2013.

Management Commentary

"Our fourth quarter's adjusted EBITDA results completed 2014 at about the midpoint of our year-ago investor guidance," said Maurice B. Tose, TCS chairman and CEO. "After the effect of lower capex including software development than in '13 (down from $19 million to $10 million), our '14 operating cash flow improved from $17 million in 2013 to $26 million. And this is after spending about $1.3 million in the fourth quarter to right-size our cohort of software developers, and as such we no longer have employees in China. This further improves our cost and efficiency profile going into 2015, as efficiency measures taken in 2013 lowered year-over-year 2014 corporate SG&A by about $7 million.

"TCS's proficiency in secure, highly reliable wireless communication is leading to traction in markets beyond federal defense and wireless network operators. Our expertise in battlefield and public safety communications is driving more work on state and local and homeland security technology needs, and related vertical markets. Next generation 9-1-1 is of course a primary growth focus, bringing to bear the convergence of company-wide capabilities. The federal multi-billion-dollar First Responder Network Authority (FirstNet) remains a major opportunity to apply resources from both segments of our operations, and our recently-launched mobile medicine application is a natural extension into the health care vertical. With channel partner collaborations, we are working on multiple large-growth targets.

"We enter 2015 with a much-improved pipeline of federal business, as well as opportunities to hit the ball out of the park in all of our markets -- on top of a growing base of recurring revenue. We continue to focus on growing adjusted EBITDA and cash from operations."

Summary of Adjusted EBITDA and Adjusted Net Income (Loss) and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue	$ 93,288	$ 78,622	$ 359,931	$ 362,291
Adjusted EBITDA	$ 9,937	$ 8,754	$ 36,405	$ 36,009
Non-cash charges [1]	(6,145)	(40,795)	(24,425)	(65,933)
Income from operations	3,792	(32,041)	11,980	(29,924)
Interest and other income (expense), net	(3,063)	(2,468)	(10,434)	(12,082)
Tax (expense) benefit	(1,164)	(21,233)	(3,364)	(16,591)
Net loss for Diluted EPS calculation	$ (435)	$ (55,742)	$ (1,818)	$ (58,597)

Net loss per share - diluted	$ (0.01)	$ (0.95)	$ (0.03)	$ (1.00)

Net loss	$ (435)	$ (55,742)	$ (1,818)	$ (58,597)
Impairment of goodwill and long-lived assets	-	31,977	-	31,977
Amortization of non-cash stock-based compensation expense	1,754	1,742	6,315	7,036
Amortization of acquired intangible assets	949	1,143	3,797	4,570
Amortization of deferred financing fees and non-cash FX activity	397	128	980	3,403
Non-cash tax expense (benefit)	885	22,056	2,782	17,088
Adjusted net income	$ 3,550	$ 1,304	$ 12,056	$ 5,477

Adjusted net income per share - diluted	$ 0.06	$ 0.02	$ 0.20	$ 0.09

[1] Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

Fourth Quarter and Full Year 2014 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended December 31,
	Commercial			Government			Total
	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)
Revenue
Services	$ 39.3	$ 37.6	$ 1.7	$ 24.8	$ 26.7	$ (1.9)	$ 64.1	$ 64.3	$ (0.2)
Systems	6.4	4.5	1.9	22.8	9.8	13.0	29.2	14.3	14.9
Total revenue	$ 45.7	$ 42.1	$ 3.6	$ 47.6	$ 36.5	$ 11.1	$ 93.3	$ 78.6	$ 14.7

Gross profit
Gross profit-services	$ 23.2	$ 20.9	$ 2.3	$ 4.7	$ 8.2	$ (3.5)	$ 27.9	$ 29.1	$ (1.2)
As % of revenue	59%	56%		19%	31%		44%	45%
Gross profit-systems	3.3	1.1	2.2	6.1	1.6	4.5	9.4	2.7	6.7
As % of revenue	52%	24%		27%	16%		32%	19%
Total gross profit	$ 26.5	$ 22.0	$ 4.5	$ 10.8	$ 9.8	$ 1.0	$ 37.3	$ 31.8	$ 5.5
As % of revenue	58%	52%		23%	27%		40%	40%

	Twelve months ended December 31,
	Commercial			Government			Total
	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)
Revenue
Services	$ 154.4	$ 150.3	$ 4.1	$ 106.3	$ 131.1	$ (24.8)	$ 260.7	$ 281.4	$ (20.7)
Systems	25.2	19.8	5.4	74.0	61.1	12.9	99.2	80.9	18.3
Total revenue	$ 179.6	$ 170.1	$ 9.5	$ 180.3	$ 192.2	$ (11.9)	$ 359.9	$ 362.3	$ (2.4)

Gross profit
Gross profit-services	$ 93.1	$ 86.3	$ 6.8	$ 24.1	$ 38.8	$ (14.7)	$ 117.2	$ 125.1	$ (7.9)
As % of rev	60%	57%		23%	30%		45%	44%
Gross profit-systems	12.7	3.2	9.5	16.3	10.7	5.6	29.0	13.9	15.1
As % of rev	50%	16%		22%	18%		29%	17%
Total Gross Profit	$ 105.8	$ 89.5	$ 16.3	$ 40.4	$ 49.5	$ (9.1)	$ 146.2	$ 139.0	$ 7.2
As % of rev	59%	53%		22%	26%		41%	38%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Q4: Commercial segment revenue for the fourth quarter was up $3.6 million or 9% from the same period last year, driven primarily by higher 9-1-1 revenue. Commercial segment gross profit was $26.5 million or 58% of revenue, up from $22 million or 52% of revenue, in the fourth quarter of 2013 on the higher volume of business.

Year: For the full year, Commercial segment revenue was $179.6 million, up 6% from $170.1 million in 2013, reflecting year-over-year revenue improvement from both the 9-1-1 and platforms & applications areas of the segment. Commercial segment gross profit was $105.8 million or 59% of revenue, up 18% from $89.5 million or 53% of revenue in 2013 on higher volume and a more profitable mix.

Commercial services revenue, which was 86% of the segment's 2014 total, was up 3%, and services gross profit was up 8%, reflecting favorable margins on software based arrangements in 2014 in new markets. The segment's $25.2 million of systems revenue was up 27%, mainly reflecting higher next generation 9-1-1 infrastructure and license revenue. Commercial systems gross profit was $12.7 million or 50% of revenue versus $3.2 million or 16% of revenue in 2013, as scale and cost efficiencies improved margins.

Government Segment Revenue and Gross Profit:

Q4: Fourth quarter Government segment revenue was $47.6 million, up 30% from $36.5 million last year, driven by higher systems volume. The segment's gross profit was $10.8 million or 23% of revenue, up 10% from $9.8 million or 27% of revenue in the same year-ago period.

Government services revenue for the quarter was down as cyber security growth was offset by the effect of the drawdown of Afghanistan field service personnel. Government services gross profit was $4.7 million or 19% of revenue compared to $8.2 million or 31% of revenue in the same year-ago period, due to lower volume and adjusted pricing. Government systems revenue was up $13 million, mainly due to sales of deployable terminals. Government systems gross profit was $6.1 million or 27% of revenue compared to $1.6 million or 16% of revenue in the fourth quarter of 2013, reflecting higher volume and a more profitable margin mix.

Year: For full year 2014, Government segment revenue was down 6% to $180.3 million from $192.2 million. The decrease was due to declines in professional services and field support not fully offset by growth in government systems and cyber security services. Government segment gross profit was $40.4 million or 22% of revenue, down from $49.5 million or 26% of revenue in 2013.

Full year Government services revenue, which was 59% of the segment total in 2014, was down 19% from 2013, and gross profit was $24.1 million or 23% of revenue, down from $38.8 million or 30% of revenue in 2013, reflecting declines in war-related professional services and field support revenue and margin not offset by growth in cyber security and managed satellite services. Full year Government systems revenue was up 21% to $74 million, and gross profit was $16.3 million or 22% of revenue compared to $10.7 million or 18% of revenue in 2013, as volume in both ground terminals and electronic components improved.

Operating Costs and Expenses:

R&D: Fourth quarter 2014 R&D expense was $9.6 million (10% of revenue,) up from $8.6 million (11% of revenue) in 2013's fourth quarter, reflecting more expenditures on R&D projects related to 9-1-1, ground terminals and components, and commercial software. For the full year, R&D expense was up 22% to $41.7 million (12% of revenue) compared to $34.3 million (9% of revenue) in 2013, but the total of capitalized software and expensed R&D was up only 3% at $44.3 million in 2014 versus $43 million in 2013, reflecting the change in mix of projects.

SG&A: Fourth quarter 2014 selling, general and administrative expense was up $1.7 million or 9% to $19.9 million (21% of revenue), from $18.2 million (23% of revenue) in the fourth quarter of 2013, including about $1.3 million of one-time costs from exiting our China and Canada software development sites. For the full year, selling, general and administrative expense was $75.7 million (21% of revenue), down 9% from $83.2 million (23% of revenue) in 2013. The full year decrease reflects efficiency improvements including personnel cost reductions.

Non-cash charges: Fourth quarter 2014 non-cash charges to operating profit were $6.1 million, compared to last year's $40.8 million which included a $32 million write-down of goodwill and other intangibles assets. For the full year, non-cash charges to operating profit were $24.4 million, compared to $65.9 million in 2013 including the write-down in the fourth quarter of 2013.

Income Taxes:

For the fourth quarter of 2014, the company recorded a $1.2 million provision for income taxes against pre-tax income of $0.7 million. For the full year, the company recorded a $3.4 million provision for income taxes against pre-tax income of $1.5 million. These provisions are substantially all noncash charges associated with tax goodwill accounting; cash income taxes in 2013 and 2014 have been limited to some state and AMT payments, as federal taxable income has been offset by loss carryforwards.

Liquidity and Capital Resources:

At December 31, 2014, TCS had $50.1 million of cash and securities, down from $56.1 million at the beginning of the quarter. Funds were generated in the quarter from $9.9 million in adjusted EBITDA and $17 million in borrowings under bank and capital lease facilities. Cash was used during the quarter for $13.2 million of scheduled debt repayments, a $13.2 million increase in working capital resulting from high quarter-end receivables due to late-in-the-quarter billings, $3.8 million for capital expenditures (including software development), and $2.7 million for cash interest, cash taxes and other expenses. At the end of the quarter, in addition to the $50.1 million of cash and securities, the company's liquidity included $25 million of unused borrowing availability under the bank credit line. The company expects an additional $18.9 million of delayed-draw bank term loan to be available on March 31, 2015 as covenant requirements are met.

Backlog:

	9/30/2014	New Orders	Revenue	12/31/2014
($millions)
Commercial Funded Contract Backlog	$ 210.7	$ 83.8	$ (45.7)	$ 248.8
Government Funded Contract Backlog	75.3	32.9	(47.6)	60.6
Total Funded Contract Backlog	$ 286.0	$ 116.7	$ (93.3)	$ 309.4

Funded contract backlog on December 31, 2014 was $309 million, of which the company expects to recognize approximately $184 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. The company's backlog at any given time may be affected by various factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (February 5, 2015) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-888-287-5563
International Number: 1-719-457-1035
Conference ID: 6862689

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through February 19, 2015 via the same website link as well as by phone:

Replay Dial-in Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 6862689

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure, cybersecurity, defense and aerospace components, and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss) before (1) depreciation and amortization of property and equipment; (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees and non-cash FX activity; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income (loss) adjusted for (1) impairment of goodwill and long-lived assets; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our expected backlog realization and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) our technology proficiency is leading to traction in markets beyond federal defense and wireless network operators; (b) our expertise is driving more work on state and local and homeland security and related markets; (c) Next Generation 9-1-1 is a primary growth focus (d) we are working on multiple large-growth targets; (e) we have a much improved pipeline of federal business as well as opportunities to hit the ball out of the park in other markets; (f) we have improved our cost and efficiency profile going into 2015; and (g) we continue to focus on growing adjusted EBITDA and cash from operations.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	mallen@telecomsys.com	info@liolios.com

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(amounts in $000)	2014	2013
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 50,148	$ 61,908
Accounts receivable, net	74,051	45,789
Unbilled receivables	22,419	16,009
Inventory	6,253	9,890
Deferred project costs and other current assets	18,251	15,286
Total current assets	171,122	148,882

Property and equipment, net	33,418	38,355
Software development costs, net	4,608	4,178
Acquired intangible assets, net	17,206	21,003
Goodwill	104,241	104,241
Other assets	4,643	4,796
Total assets	$ 335,238	$ 321,455

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 55,838	$ 38,750
Deferred revenue	22,000	24,809
Current debt:
Bank term debt, notes payable, and capital leases	19,291	15,583
Convertible notes due 2014	-	14,562
Total current debt	19,291	30,145

Total current liabilities	97,129	93,704

Noncurrent debt:
Bank term debt, notes payable, and capital leases	69,850	67,384
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	119,850	117,384
Deferred tax liabilities	3,391	-
Other liabilities	1,340	1,124

Total stockholders' equity	113,528	109,243
Total liabilities and stockholders' equity	$ 335,238	$ 321,455

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000 except EPS)	2014	2013	2014	2013

Revenue
Services	$ 64,076	$ 64,246	$ 260,747	$ 281,389
Systems	29,212	14,376	99,184	80,902
Total revenue	93,288	78,622	359,931	362,291

Direct costs of revenue
Direct cost of services revenue	36,149	35,189	143,506	156,285
Direct cost of systems	19,816	11,636	70,162	67,038
Total direct cost of revenue	55,965	46,825	213,668	223,323

Services gross profit	27,927	29,057	117,241	125,104
As a % of revenue	44%	45%	45%	44%
Systems gross profit	9,396	2,740	29,022	13,864
As a % of revenue	32%	19%	29%	17%

Total gross profit	37,323	31,797	146,263	138,968
Total gross profit as a % of revenue	40%	40%	41%	38%

Operating expenses
Research and development expense	9,614	8,563	41,735	34,308
Sales and marketing expense	6,332	6,050	26,187	28,495
General and administrative expense	13,581	12,137	49,532	54,689
Depreciation and amortization of property and equipment	3,055	3,968	13,032	14,853
Amortization of acquired intangible assets	949	1,143	3,797	4,570
Impairment of goodwill and long-lived assets	-	31,977	-	31,977
Total operating expenses	33,531	63,838	134,283	168,892

Income (loss) from operations	3,792	(32,041)	11,980	(29,924)

Interest expense	(2,027)	(2,136)	(8,264)	(8,262)
Amortization of deferred financing fees	(133)	(128)	(716)	(3,403)
Other income (expense), net, including gain or loss on foreign exchange	(903)	(204)	(1,454)	(417)
Net income (loss) before income taxes	729	(34,509)	1,546	(42,006)

Income tax provision	(1,164)	(21,233)	(3,364)	(16,591)
Net loss	$ (435)	$ (55,742)	$ (1,818)	$ (58,597)

Net loss per share-basic and diluted	$ (0.01)	$ (0.95)	$ (0.03)	$ (1.00)

Weighted average shares used in calculation - basic and diluted[1]	59,792	58,724	59,466	58,611

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

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